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                                                                    EXHIBIT 23.2


                          Independent Auditors' Consent



The Board of Directors
ENSCO International Incorporated




We consent to the use of our report dated June 24, 2002, with respect to the consolidated balance sheet of ENSCO International Incorporated as of December 31, 2001, and the related consolidated statements of income and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the headings "Experts" and "Selected Historical Consolidated Financial Data" in this Amendment No. 1 to the Registration Statement No. 333-89998 on Form S-4 of ENSCO International Incorporated. Our report refers to a change in the method of accounting for derivative financial instruments.



/s/ KPMG LLP



Dallas, Texas
July 1, 2002